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                                                                    Exhibit 23.5

                        CONSENT OF BB&T CAPITAL MARKETS


Board of Directors
R&B Communications, Inc.
1000 Roanoke Road
P.O. Box 174
Daleville, VA 24083

     We hereby consent to the inclusion of our opinion letter, dated June 16, 2000, to the Board of Directors of R&B Communications, Inc., a Virginia corporation, (the "Company") regarding the proposed merger of the Company with R&B Combination Company, a Virginia corporation and a wholly owned subsidiary of CFW Communications Company, in the Company's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "Opinion of R&B's Financial Advisors," "Background and Negotiation of the Merger" and "R&B's Reasons for the Merger." In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and
(2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        BB&T Capital Markets
                                        A division of Scott & Stringfellow, Inc.